Exhibit 99.1


                              Contacts: Sam Gradess
                                        Chief Financial Officer
                                        Alloy, Inc.
                                        212/244-4307

For immediate release:
                                        Investor Relations:
                                        Kurt Genden
                                        PR21, Inc.
                                        212/299-8888

                 ALLOY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
                  Adjusted EBITDA Above Revised Guidance Range


         New York, NY - December 11, 2003 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended October 31, 2003 of $105.8 million and a net loss attributable to common stockholders of $7.2 million or $0.17 per diluted share. Excluding the impact of a $5.2 million non-cash valuation allowance for the remaining net deferred tax asset, the net loss attributable to common stockholders was $2.0 million, or $0.05 per diluted share. This compares with our previously announced guidance range of a third fiscal quarter net loss attributable to common stockholders of $0.06 to $0.11 per diluted share. For its third fiscal quarter, Alloy generated $4.6 million in earnings before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense and restructuring charges ("Adjusted EBITDA"). This compares with our previously announced guidance range for third fiscal quarter Adjusted EBITDA of $2.0 million to $4.0 million. For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) determined under GAAP, please refer to the financial tables provided at the end of this release.

         Total revenues for the third fiscal quarter increased 13% to $105.8 million, compared with $93.2 million for the third quarter of fiscal 2002. Fiscal third quarter net merchandise revenues of $48.6 million were up 18% compared with $41.3 million for last year's fiscal third quarter. The increase resulted from our acquisition of dELiA*s Corp. during the fiscal third quarter, which offset an overall decline in revenues for Alloy's catalog titles. Fiscal third quarter sponsorship and other revenues of $57.2 million were up 10% versus $52.0 million for the comparable period in our last fiscal year. The increase was attributable to the operations of the OCM business that we purchased at the beginning of the second quarter of fiscal 2003, which offset a decrease in our advertising placement revenues.

         Third fiscal quarter gross profit increased to $53.3 million, or 50.4% of revenues, compared with $45.5 million, or 48.8% of revenues, for the comparable period last year, largely as a result of the overall increase in revenues. The modest increase in gross profit percentage was primarily due to the slightly increased proportion of higher gross margin merchandise revenues in our overall revenue mix, along with a higher sponsorship gross margin relative to the prior year quarter.

         Operating expenses were $53.6 million for the third quarter of fiscal 2003 versus $33.9 million for the third quarter of fiscal 2002. The increase resulted primarily from the expenses of the acquired dELiA*s Corp. during the quarter; the expenses from the acquired OCM operations; additional acquired intangible asset amortization resulting from recent acquisitions; the impact of $0.4 million of stock-based compensation; and a $0.4 million restructuring charge related to the early termination of our fulfillment services agreement with a third-party provider.

         Net loss for the third quarter of fiscal 2003 was $6.8 million, compared with net income of $11.6 million for last fiscal year's third quarter. Net loss attributable to common stockholders for the third quarter of fiscal 2003 was $7.2 million, or $0.17 per diluted share, compared with net income attributable to common stockholders of $11.0 million, or $0.28 per diluted share, for last fiscal year's third quarter. As indicated above, in the third quarter of fiscal 2003 we fully reserved the remaining net deferred tax asset by increasing the valuation allowance via a $5.2 million non-cash income tax provision. Adjusted EBITDA decreased from $14.4 million for the third fiscal quarter of 2002 to $4.6 million for the third fiscal quarter of 2003. In the third fiscal quarter of 2003, Alloy did not repurchase any shares of its common stock under its previously announced share repurchase program.

         Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, "We are pleased to have exceeded our revised Adjusted EBITDA forecast for our third fiscal quarter. We have made recent senior management additions throughout the business that we expect to drive improved future financial performance. Our excellent Merchandise management team will be focused on realizing the synergies of the combined Alloy and dELiA*s businesses, while capitalizing on the large database and recognized brands we own. In our Sponsorship business, we look to continue expanding our client base and the scope of our customer relationships."

         With the acquisition of dELiA*s, our name database as of October 31, 2003, the end of our fiscal third quarter, totaled over 25 million names, of which approximately 8 million were established buyers.

         Total revenues for the nine months ended October 31, 2003 increased 31% to $255.7 million compared with $195.6 million for the nine months ended October 31, 2002. Net merchandise revenues for the nine months ended October 31, 2003 of $108.6 million were up 5% versus $103.9 million for the nine months ended October 31, 2002. Sponsorship and other revenues of $147.1 million for the nine-month period were up 60% compared with $91.8 million for the comparable period last fiscal year. Gross profit for the nine months ended October 31, 2003 increased to $124.1 million, or 48.5% of revenues, compared with $102.2 million, or 52.3% of revenues, for the comparable period in fiscal 2002. Operating expenses were $126.0 million for the first nine months of fiscal 2003 versus $87.7 million for the first nine months of fiscal 2002. Net loss for the nine months ended October 31, 2003 was $7.5 million, compared with net income of $15.2 million for the nine months ended October 31, 2002. Net loss attributable to common stockholders for the first nine months of fiscal 2003 was $9.1 million, or $0.22 per diluted share, compared with net income attributable to common stockholders of $13.6 million, or $0.34 per diluted share for the first nine months of fiscal 2002.

         Looking ahead, Mr. Diamond concluded, "We are establishing a fiscal fourth quarter merchandise revenue range of $78 million to $81 million, together with a sponsorship revenue range of $37 million to $39 million, a diluted net loss attributable to common stockholders per share range of ($0.09) to ($0.14) and an Adjusted EBITDA range of $1.0 million to $3.0 million. The conditions for our businesses remain challenging, but we are confident in the programs management is putting in place to improve long-term performance. Please also note that the diluted net loss estimate range does not include the impact of any goodwill impairment that may occur following our annual testing planned for our fourth fiscal quarter."

         Additionally, Alloy's audit committee recently engaged the law firm of Mayer, Brown, Rowe & Maw, LLP ("Mayer, Brown") to conduct an independent investigation into the allegations raised in the consolidated class action complaint filed against Alloy in August 2003 and the derivative action filed in October 2003. We currently contemplate that Mayer, Brown will deliver a preliminary report to our audit committee on December 12th regarding the results of its investigation. Although we believe that the investigation will not uncover any material improper procedures or practices, we can give no assurances in that regard. Due to the timing of the investigation, along with the additional financial review procedures associated with the dELiA*s Corp. acquisition, we may not be in a position to complete and file our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003 by its due date of December 15, 2003. In that event, we anticipate filing a Form 12b-25, which would allow us an additional 5 business days to file such Form 10-Q, during which time we would endeavor to complete and file such report.

About Alloy

         Alloy, Inc. is a media, marketing services, direct marketing and retail company targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and
24. Alloy's convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy's 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy's media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and retail stores. For further information regarding Alloy, please visit our Web site (www.alloyinc.com) and click on "Investor Relations". Information on 360 Youth's marketing services can be found at www.360youth.com.

This announcement may contain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "project" and "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the "Risk Factors That May Affect Future Results" section included in our annual report on Form 10-K for the year ended January 31, 2003, as amended, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management's expectations, except as may be required by law.

                               (tables to follow)

                                   Alloy, Inc.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                             Three Month Three Month    Nine Month     Nine Months
                                                                                Ended      Ended           Ended           Ended
                                                                             10/31/200   10/31/2003      10/31/2002     10/31/2003
                                                                            ------------------------------------------------------
Net merchandise revenues                                                        $41,270     $48,558        $103,866       $108,557
Sponsorship and other revenues                                                   51,956      57,193          91,765        147,140
                                                                            ------------------------------------------------------
Total revenues                                                                   93,226     105,751         195,631        255,697
Cost of goods sold                                                               47,687      52,473          93,410        131,574
                                                                            ------------------------------------------------------
Gross profit                                                                     45,539      53,278         102,221        124,123

Selling and marketing expenses                                                   28,055      40,947          71,978         98,105
General and administrative expenses                                               4,693       9,844          12,793         20,777
Acquired intangible asset amortization (1)                                        1,180       2,083           2,904          5,763
Stock-based compensation                                                              8         358              24            649
Restructuring charge                                                                  0         351               0            730
                                                                            ------------------------------------------------------
Total operating expenses                                                         33,936      53,583          87,699        126,024

Income (loss) income from operations                                             11,603        (305)         14,522         (1,901)

Interest and other income (expense), net                                            330        (970)          1,462           (687)
                                                                            ------------------------------------------------------
Income (loss) before income taxes                                                11,933      (1,275)         15,984         (2,588)
Income tax expense                                                                  336       5,543             779          4,938
                                                                            ------------------------------------------------------
Net income (loss)                                                                11,597      (6,818)         15,205         (7,526)

Preferred stock dividend and accretion                                              605         393           1,642          1,548
                                                                            ------------------------------------------------------
Net income (loss) attributable to common stockholders                           $10,992     ($7,211)        $13,563        ($9,074)

Net income (loss) attributable to common stockholders per basic share             $0.28      ($0.17)          $0.36         ($0.22)
Net income (loss) attributable to common stockholders per diluted share           $0.28      ($0.17)          $0.34         ($0.22)

Weighted average basic common shares outstanding:                            38,856,057  41,405,485      38,005,450     40,904,949
Diluted shares outstanding per GAAP:                                         39,684,118  41,405,485      39,598,541     40,904,949

Reconciliation of EBTA and Adjusted EBITDA to GAAP Results (2):
                                                                            ------------------------------------------------------
Net income (loss)                                                               $11,597     ($6,818)        $15,205        ($7,526)
Income tax expense                                                                  336       5,543             779          4,938
Acquired intangible asset amortization                                            1,180       2,083           2,904          5,763
Restructuring charge                                                                  0         351               0            730
Stock-based compensation                                                              8         358              24            649
                                                                            ------------------------------------------------------
EBTA excluding stock-based compensation expense and restructuring charge        $13,121      $1,517         $18,912         $4,554
Interest and other income (expense), net                                            330        (970)          1,462           (687)
Depreciation and amortization                                                     1,599       2,108           3,177          4,358
                                                                            ------------------------------------------------------
Adjusted EBITDA                                                                 $14,390      $4,595         $20,627         $9,599


(1) Reflects the adoption of FAS 142 "Goodwill and Other Intangible Assets" as of February 1, 2002 which eliminates regular periodic amortization of goodwill.

(2) This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy's results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

                                   Alloy, Inc.
               SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
                                 (In thousands)

                                                               January 31, 2003   October 31, 2003
                                                                   (audited)         (unaudited)
Assets
Current Assets
    Cash and cash equivalents                                       $35,187             $27,704
    Marketable securities                                            23,169              24,894
    Accounts receivable, net                                         30,022              33,752
    Inventories, net                                                 23,466              43,251
    Prepaid catalog costs                                             2,100               3,927
    Other current assets                                             10,130               5,730
                                                                   --------            --------
             Total current assets                                   124,074             139,258

Property and equipment, net                                          10,081              31,581
Deferred tax asset                                                    5,621                   0
Goodwill, net                                                       270,353             324,045
Intangible and other assets, net                                     24,471              32,901
                                                                   --------            --------
             Total assets                                          $434,600            $527,785

Liabilities and Stockholders' Equity
Current Liabilities
    Accounts payable                                                $28,032             $33,689
    Deferred revenues                                                15,106              20,958
    Accrued expenses and other current liabilities                   27,679              40,266
                                                                   --------            --------
             Total current liabilties                                70,817              94,913

Deferred tax liability                                                2,698                   0
Other long term liabilities                                              93               3,618
Convertible debt                                                          0              69,300

Series B Preferred Stock                                             15,550              14,038

Stockholders' Equity                                                345,442             345,916
                                                                   --------            --------
             Total liabilities and stockholders' equity            $434,600            $527,785